Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Berry Plastics Group, Inc. 2006 Equity Incentive Plan and the Berry Plastics Group, Inc. 2012 Long-Term Incentive Plan of our report dated March 23, 2012 (except for the “Stock Split” section of Note 1, as to which the date is October 3, 2012), with respect to the consolidated financial statements of Berry Plastics Group, Inc. included in its Registration Statement (Form S-1 No. 333-180294) and related Prospectus dated October 3, 2012 of Berry Plastics Group, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

October 18, 2012